SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	September 20, 2005
(Date of earliest event reported)	September 19, 2005

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2005, we entered into two agreements (collectively the "Purchase Agreements") to sell ONEOK's oil and gas production companies to TXOK Acquisition, Inc., a Delaware corporation, for an aggregate purchase price of approximately $645 million. The transaction is expected to close by October 14, 2005.

The sale, under the Purchase Agreements, includes natural gas and oil properties in four fields in Oklahoma and Texas with estimated reserves of approximately 240 billion cubic feet of natural gas equivalent, as of August 1, 2005.

The Purchase Agreements consist of a Stock Purchase Agreement between ONEOK, Inc. and TXOK Acquisition, Inc. for the sale of all of the capital stock of ONEOK Energy Resources Company, a Delaware corporation, and a Limited Liability Company Membership Interest Purchase Agreement between ONEOK Energy Resources Company and TXOK Acquisition, Inc. for the sale of all of the membership interest of ONEOK Energy Resources Holdings, L.L.C., a Delaware limited liability company, and its subsidiaries.

The Purchase Agreements contain representations and warranties, covenants, indemnifications, and conditions to closing that are customary for transactions of this type. The final purchase price to be paid at closing is subject to adjustments, customary for transactions of this nature, pursuant to the terms of the Purchase Agreements.

TXOK Acquisition, Inc. is a privately held oil and natural gas acquisition, exploration, exploitation, and development and production company, headquartered in Dallas, Texas.

As part of the transaction, it is anticipated that substantially all of the ONEOK production employees will be offered positions with the buyer.

Item 9.01	Financial Statements and Exhibits. Exhibits 99.1 Press release issued by ONEOK, Inc. dated September 19, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	September 20, 2005	By:	/s/ John R. Barker
John R. Barker
Senior Vice President and General Counsel

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